Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET, PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into this 31st day of December, 2014 (the “Effective Date”), by and between BCG Consulting, LLC, a Tennessee limited liability company (“Purchaser”), BANC COMPLIANCE GROUP, INC., a Tennessee corporation (“Seller”) and FRANKLIN FINANCIAL NETWORK, INC., a Tennessee corporation (“Parent”).

W I T N E S S E T H:

WHEREAS, Seller is in the business of providing bank consulting services (the “Business”); and

WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell to Purchaser certain assets owned by Seller and related to the operation of the Business, and the parties desire to enter into this Agreement for the purpose of effecting such purchase and sale.

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

AGREEMENT

ARTICLE I

SALE AND PURCHASE OF ASSETS

1.1. Sale and Transfer of Assets. Subject to the terms and conditions contained in this Agreement, Seller hereby sells, assigns, transfers, conveys and delivers to Purchaser, and Purchaser acquires from Seller all of Seller’s right, title and interest in and to all of the following (collectively, the “Purchased Assets”), free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”):

(a) all customer lists, customer records, correspondence, financial and other business records, goodwill, company name and other intangible assets used in the Business;

(b) except for Seller’s QuickBooks software license, all software licenses, computer equipment, furniture and other fixed assets used in the Business (i) at the office located at 256 Seaboard Lane, Suite A-102, Franklin, Tennessee 37067 and/or (ii) by employees of Seller in home offices or other off-site locations, including those assets set forth in Schedule 1.1(b);

(c) all right of Seller arising under the agreements listed in Schedule 1.1(c); and

(d) all other assets as set forth in Schedule 1.1(d).

1.2. Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the accounts receivable set forth in Schedule 1.2 (with respect to any client projects completed prior to the Effective Date, the “Retained AR”; and with respect to any client project partially completed as of the Effective Date, the “In-Process AR”).

1.3. Assumption/Non-Assumption of Liabilities. Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform and discharge the liabilities and obligations arising on or after the Effective Date under the Purchased Assets, but only to the extent that such liabilities and obligations do not relate to any breach, default or violation by Seller on or prior to the Effective Date (collectively, the “Assumed Liabilities”). Other than the Assumed Liabilities, Purchaser shall not assume any liabilities or obligations of Seller of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereinafter created.

ARTICLE II

CONSIDERATION

In consideration for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets by Seller to Purchaser, Purchaser shall pay to Seller a purchase price (the “Purchase Price”) equal to One Hundred Sixty-Two Thousand Nine Hundred Sixty-Four and 25/100 Dollars ($162,964.25), which shall be paid in cash simultaneously with the execution of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that the statements contained in this Article III are true and correct as of the date hereof to the knowledge of Seller. For purposes of this Article III, “Seller’s knowledge,” “knowledge of Seller” and any similar phrases shall mean the actual or constructive knowledge of any director of Seller.

3.1. Organization and Authority of Seller; Enforceability. Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of Tennessee. Seller has full corporate power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of

Seller. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Purchaser) this Agreement and the documents to be delivered hereunder constitute legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

3.2. No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the charter, bylaws or other organizational documents of Seller; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Seller or the Purchased Assets; or (c) result in the creation or imposition of any Encumbrance on the Purchased Assets. No consent, approval, waiver or authorization is required to be obtained by Seller from any person or entity (including any governmental authority) in connection with the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby.

3.3. Title to Purchased Assets. Seller owns and has good title to the Purchased Assets, free and clear of Encumbrances.

3.4. Non-foreign Status. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

3.5. Legal Proceedings. There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or threatened against Seller (a) relating to or affecting the Purchased Assets or the Assumed Liabilities or (b) that challenges or seeks to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

3.6. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

3.7. Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the schedules to this Agreement or any certificate or other document furnished or to be furnished to Purchaser pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading. The above notwithstanding, Seller shall not be in breach of any representation or warranty made by Seller to the extent that Purchaser had knowledge of any inaccuracies, misstatements or omissions with respect to such representations and warranties prior to the Effective Date. For purposes of this Agreement, “Purchaser’s knowledge,” “to the knowledge of Purchaser” and any similar phrases shall mean the actual or constructive knowledge of any member or officer of Purchaser.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

4.1. Existence and Standing of Purchaser. Purchaser is a limited liability company validly existing and in good standing under the laws of the State of Tennessee. Purchaser has all requisite power and authority, corporate and otherwise, to own, operate, use and lease its properties and to carry on its business as being conducted.

4.2. Authority of and Approval by Purchaser. Purchaser has full power, financial ability and authority, to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly authorized by the Purchaser and no other acts or proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement.

ARTICLE V

OTHER COVENANTS AND AGREEMENTS

5.1. Accounts Receivable. Seller shall not make any collection efforts with respect to any Retained AR for continuing clients of the Business for a period of sixty (60) days following the Effective Date, and Purchaser shall make commercially reasonable collection efforts on Seller’s behalf with respect to any such Retained AR for such sixty (60) day period. Seller shall not make any collection efforts with respect to any In-Process AR. Purchaser shall be solely responsible for collection efforts with respect to In-Process AR upon completion of the applicable projects. Purchaser shall remit to Seller any amounts received with respect to Retained AR and In-Process AR (to the extent of Seller’s share thereof) promptly after receipt.

5.2. Employees. Purchaser shall make offers of employment to the individuals identified in Schedule 5.2, and Seller shall cooperate with Purchaser’s efforts to employ such individuals. Except for the individuals identified in Schedule 5.2, all employees of Seller immediately prior to the consummation of the transactions contemplated by this Agreement shall remain employees of Seller.

5.3. Cashless Exercise. Each individual identified in Schedule 5.3 shall be able to execute a cashless exercise of all fully vested options to purchase Parent common stock held by such individual as set forth in Schedule 5.3, to occur at any time on or before the day that is ninety (90) days after the Effective Date.

5.4. Change of Name. Within five (5) business days following the Effective Date, Seller shall file Articles of Amendment to its Charter, substantially in the form attached as Attachment A, surrendering its use of the name “Banc Compliance Group” so that Purchaser may utilize such name.

5.5. Non-competition; Non-solicitation.

(a) For a period of two (2) years commencing on the Closing Date (the “Restricted Period”), each of Seller and Parent shall not, and shall not permit any of its respective affiliates to, directly or indirectly, (i) engage in or assist others in engaging in any business that is competitive with the Business (the “Restricted Business”) within the State of Tennessee (the “Territory”); or (ii) have an interest in any person or entity that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant. Notwithstanding the foregoing, Seller or Parent may own, directly or indirectly, solely as an investment, securities of any entity if Seller or Parent, as applicable, is not a controlling person (or entity) of, or a member or members of a group which controls, such entity and does not, directly or indirectly, together with its affiliates, own 5% or more of any class of securities of such entity.

(b) During the Restricted Period, each of Seller and Parent shall not, and shall not permit any of its respective Affiliates to, directly or indirectly, hire or solicit any employee of Purchaser or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 5.5(b) shall prevent Seller or Parent or any of its affiliates from hiring (i) any employee whose employment has been terminated by Purchaser; or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Seller and Parent acknowledge that a breach or threatened breach of this Section 5.5 would give rise to irreparable harm to Purchaser, for which monetary damages would not be an adequate remedy, and hereby agree that in the event of a breach or a threatened breach by Seller or Purchaser of any such obligations, Purchaser shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(d) Seller acknowledges that the restrictions contained in this Section 5.5 are reasonable and necessary to protect the legitimate interests of Purchaser and constitute a material inducement to Purchaser to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.5 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants and provisions contained in this Section 5.5 are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

5.6. Website and E-mail Hosting. Following the Effective Date, Seller or Parent, as applicable, shall continue to host the e-mail and website(s) associated with the Business for a transition period to end no later than January 15, 2015. During such transition period, Seller and Parent shall reasonably cooperate with Purchaser and Purchaser’s vendors and other representatives to transition the hosting of the e-mail and website(s) associated with the Business.

5.7. Further Assurances. Following the Effective Date, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the documents to be delivered hereunder.

ARTICLE VI

INDEMNIFICATION

6.1. Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the closing of the transactions contemplated by this Agreement for a period of twelve (12) months, provided that (a) rights to indemnification shall continue with respect to any claim brought prior to the expiration of such period until such claim has been resolved in accordance with the terms of this Agreement; and (b) the covenants set forth in Section 5.5 shall survive the closing of the transactions contemplated by this Agreement for a period of two (2) years.

6.2. Indemnification by Seller. Seller shall defend, indemnify and hold harmless Purchaser, its affiliates and their respective members, stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any document to be delivered hereunder, provided, however, that Purchaser did not have knowledge of such inaccuracy or breach prior to the Effective Date;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any document to be delivered hereunder; or

(c) any liability or obligation of Seller other than the Assumed Liabilities.

6.3. Indemnification by Purchaser. Purchaser shall defend, indemnify and hold harmless Seller, its affiliates and their respective stockholders, directors, officers and employees from and against all claims, judgments, damages, liabilities, settlements, losses, costs and expenses, including attorneys’ fees and disbursements, arising from or relating to:

(a) any inaccuracy in or breach of any of the representations or warranties of Purchaser contained in this Agreement or any document to be delivered hereunder;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Purchaser pursuant to this Agreement or any document to be delivered hereunder; or

(c) any Assumed Liability.

6.4. Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

6.5. Tax Treatment of Indemnification Payments. All indemnification payments made by Seller under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by law.

6.6. Cumulative Remedies. The rights and remedies provided in this Article VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

ARTICLE VII

MISCELLANEOUS

7.1. Parties in Interest; Assignment. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns. No assignment of this Agreement shall relieve any party of its liabilities and obligations for its performance of the matters herein specified to be performed by it.

7.2. Notices. All communications and notices hereunder shall be in writing, and shall be deemed to have been duly given if delivered personally, or five (5) days after being sent by United States registered or certified mail, postage prepaid, or the next business day after being sent by a recognized commercial air courier:

If to Seller or Parent:	Franklin Financial Network, Inc.
722 Columbia Avenue
Franklin, Tennessee 37064
Attn: Richard Herrington

with a copy to:	Mark L. Miller
Baker, Donelson, Bearman, Caldwell
& Berkowitz, PC
211 Commerce Street, Suite 800
Nashville, Tennessee 37201

If to Purchaser:	BCG Consulting, LLC
256 Seaboard Lane, Suite A-102
Franklin, Tennessee 37067
Attn: Connie Edwards

with a copy to:	Michael Mills
Harwell Howard Hyne Gabbert & Manner, P.C.
333 Commerce Street, Suite 1500
Nashville, Tennessee 37201

or at such other place as the party addressed may have designated to the other by notice conforming to this Section 7.2.

7.3. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof and may not be changed, modified, altered, amended, discharged or terminated, except by a writing signed by both parties.

7.4. Waiver; Survival. No waiver of any covenant or other provision contained in this Agreement shall be effective against the waiving party unless such waiver is evidenced by a writing signed by the waiving party. Waiver by a party as provided in this Section shall not be construed as or constitute either a continuing waiver of such covenant or other provision, or a waiver of any other covenant or provision hereof. The failure of any party at any time to require performance by the other party of any provision or covenant of this Agreement shall in no way affect its right thereafter to enforce the provision or covenant, or any other provision or covenant.

7.5. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee. The parties hereby agree and irrevocably consent that any suit, action or proceeding shall be instituted with respect to this Agreement in the United States District Court for the Middle District of Tennessee or in such applicable Tennessee state courts sitting in Williamson County, Tennessee, and that venue shall lie exclusively with courts sitting in Williamson County, Tennessee. The parties hereby consent to in personam jurisdiction of such courts and irrevocably waive any objection and any right of immunity on the ground of venue, the convenience of forum or the jurisdiction of such courts or from the execution of judgments resulting therefrom.

7.6. Headings. The headings of the articles and sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

7.7. Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall, be deemed an original, but all of which together shall constitute one and the same instrument.

7.8. Expenses. Seller and Purchaser shall each pay and be individually responsible for its respective expenses incurred in connection with this Agreement and the actions contemplated herein.

7.9. Severability. If any covenant or provision hereof is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision, each of which is hereby declared to be separate and distinct. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If any provision of this Agreement is declared invalid or unenforceable for any reason other than overbreadth, the offending provision shall be modified so as to maintain the essential benefits of the bargain among the parties hereto to the maximum extent possible, consistent with law and public policy.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SELLER:

BANC COMPLIANCE GROUP, INC.

/s/ Kevin Herrington
Kevin Herrington, Chairman

PURCHASER:

BCG CONSULTING, LLC

/s/ Constance E. Edwards
Constance E. Edwards, President

PARENT:

FRANKLIN FINANCIAL NETWORK, INC.

/s/ Richard E. Herrington
Richard E. Herrington, President